Exhibit 99.1

Volcon ePowersports Reports First Quarter 2024 Operational and Financial Results

AUSTIN, TX (May 7, 2024) - Volcon Inc. (NASDAQ: VLCN) (“Volcon'', the “Company” or “we”), the first all-electric, off-road powersports company, today reported its operational highlights and financial results for the quarter ended March 31, 2024

Company Highlights:

●	Nasdaq extension for compliance by June 24, 2024
●	First Stag delivery to US Dealer and the Army Corp in May 2024
●	Continued delivery of the Grunt EVO
●	105 U.S. dealers and 9 international distributors covering 14 countries

As previously noted in our 2023 annual operational updates, Volcon presented its plan of compliance to the Nasdaq Hearing Panel on March 26, 2024 regarding ongoing compliance with the bid price and equity compliance. On April 2, 2024, Nasdaq informed the Company that it has provided an extension until June 24, 2024 for the Company to execute its plan of compliance.

On May 6, 2024, the Company shipped its first Stag to a U.S. dealer to fulfill our first consumer pre-order. The Company expects to ship additional Stags to U.S. dealers to begin fulfilling previously received pre-orders for the Stag from consumers who have paid a deposit. Although pre-orders are cancelable until the customer takes delivery of the Stag, the Company expects that we will be able to convert some of these pre-orders to sales in 2024. Also, as previously announced, the Company delivered its first Stag to the Army Corp of Engineers (Army Corp) on February 27, 2024, at its Fort Leonard Wood, Missouri facility. The Company expects to ship the Army Corp three more Stags on May 10, 2024 and anticipates additional deliveries to complete the Army Corp’s orders by July 2024.

Delivery of the Grunt EVOs continues to grow. Since we began taking on-line pre-orders for continental U.S. customers, we have seen an increase in EVO sales. Customer can pay a $100 deposit and order an EVO which will be delivered to a dealer closest to the customer. We expect that as we move into the Spring/Summer sales seasons we will see higher demand due to warmer weather in the U.S., and the previously discussed ramp up in manufacturing will allow us to fulfill the expected higher demand. As noted in our third quarter earnings release, we deferred the launch of the Runt LT, our smaller off-road motorcycle, to focus on distribution of the Grunt EVO as well as to start shipping the Stag. After further evaluation, we have concluded that we will no longer launch the Runt LT. We are currently evaluating options for new two-wheel products that we could develop and sell over the next 9 – 12 months. Brat sales continue to do well, and we also expect an increase in sales as we move into the Spring/Summer sales season.

To date, the Company’s U.S. dealer count is 105 dealers. We have signed two new dealers in California where there is a large population of off-road enthusiasts. Further, California, as well as other states, are implementing regulations on off-road vehicles to limit carbon emissions, which will help the adoption of EV in the off-road industry.

John Kim, CEO, notes “We’ve made major progress in the past three months. Our Stag UTV production has started, and we are beginning to make deliveries to our customers. Also, we’re seeing strong growth in the sales of the Grunt EVO, our offroad motorcycle. In the coming months, we’ll continue to move forward with reducing cost of operations and production.”

1

Financial highlights:

	3 Months Ended
GAAP	March 31, 2024	December 31, 2023	September 30, 2023
Revenue	$1,033,548	$1,083,800	$487,430
Cost of goods sold	(1,621,580)	(6,283,944)	(3,542,468)
Gross Margin	(588,032)	(5,200,144)	(3,055,038

Sales & Marketing	760,564	1,365,186	1,870,532
Product Development	814,945	1,932,705	2,983,197
General & Administrative	2,080,794	1,384,872	1,544,344
Total Operating Expenses	3,656,303	4,682,763	6,398,073
Loss from Operations	(4,244,335)	(9,882,907)	(9,453,111)
Other Income (Expense)	(21,803,709)	(6,467,255)	(1,874,785)

Net loss	$(26,048,044)	$(3,415,652)	$(11,327,896)

●	Revenue: The Company’s revenue for the first quarter of 2024 was $1.0 million, consistent with revenue for the fourth quarter of 2023, and an increase of $0.5 million over the third quarter of 2023. Revenue for the first quarter of 2024 includes Grunt EVO sales of $0.3 million compared to approximately $0.4 million and $37,000 of sales of Grunt EVOs in the fourth and third quarters of 2023, respectively. Brat revenue in the first quarter of 2024 was $0.5 million compared to Brat revenue of $0.6 million and $0.5 million in the fourth and third quarters of 2023, respectively.

●	Operating Expenses: The Company’s operating expenses for the first quarter of 2024 were $3.7 million compared to $4.6 million and $6.4 million in the fourth and third quarters of 2023, respectively. Our sales and marketing costs have decreased as we have realigned our sales marketing efforts and reduced headcount. Our product development costs have declined each quarter due to lower prototype costs due to completion of Stag development and beginning of production. Our general and administrative costs the fourth quarter of 2024 were $0.3 million lower than the first quarter of 2024 due to lower payroll related costs, including stock-based compensation, due to the reversal of 2023 executive bonuses that were not awarded by the board of directors, and they were also $0.1 million lower due to a refund of product liability premiums on the renewal of our product liability policies. The Company continues to focus on reducing operating costs while continuing to make investments in product development to continue to build our product offerings.

●	Net loss: The Company’s net loss was $26.0 million for the first quarter of 2024 compared to a net loss of $3.4 million for the fourth quarter of 2023 and $11.3 million for the second quarter of 2023.

Net loss in the first quarter of 2024 includes the recognition of a loss of $19.8 million for warrants issued in our November 2023 public offering as these warrants were deemed to be liabilities and are recorded at fair value with changes being recorded in income.  The first quarter 2024 net loss also includes a loss of $0.3 million from the conversion of some of the convertible notes to common stock and a loss of $1.3 million for the exchange of the remaining convertible notes for convertible preferred stock. Interest expense for the first quarter of 2024 decreased by $0.1 million due to the conversion and exchange of all convertible notes by early March 2024.

Net loss in the fourth quarter of 2023 includes the recognition of $2.1 million in cost of goods sold to terminate the agreement with Torrot to produce the Volcon Youth motorcycles as we are discontinuing this product line and a write down of $1.2 million to reduce the inventory at December 31, 2023 to its estimated net realizable value. In addition, a gain of $8.4 million was recognized for warrants issued in our November 2023 public offering as these warrants were deemed to be liabilities and are recorded at fair value with changes being recorded in income. Finally, issuance costs of $1.4 million were recognized for the warrant liabilities for the allocation of issuance costs from the public offering to these financial instruments. Interest expense decreased by $0.7 million due to the extension in September 2023 of the due date of the outstanding convertible notes to January 2025.

2

Net loss in the third quarter of 2023 includes a write-down of $1.6 million related to Volcon Youth motorcycles to reduce the inventory to its estimated net realizable value, a $0.7 million loss on the change in derivative liabilities related to the adjustable conversion features of convertible notes issued in May 2023 and the exchange of August 2022 convertible notes for convertible notes and the adjustable exercise price of warrants issued with the new notes issued in May 2023 and exchange of the warrants issued with the August 2022 convertible notes as more fully described in the Company’s interim financial statements as of and for the three and nine month periods ended September 30, 2023. The conversion feature and warrants are no longer derivative liabilities as of August 3, 2023, and have been reclassified to equity as of September 30, 2023.

●	Adjusted EBITDA: Adjusted EBITDA for each quarter represents net loss adjusted to add back stock-based compensation, depreciation and amortization expense, interest expense, the loss/gain on derivative liabilities and warrant liabilities, and the add back of issuance costs in the fourth quarter of 2024. The Company’s adjusted EBITDA for the first quarter of 2024 was a loss of $4.1 million, compared to the fourth quarter of 2023 loss of $9.4 million and compared to the third quarter of 2023 loss of $8.9 million. See “Non-GAAP Reconciliation” below

For the latest Company updates, follow Volcon on YouTube, Facebook, Instagram, and LinkedIn. Investor information about the Company, including press releases, company SEC filings, and more can be found at http://ir.volcon.com.

About Volcon

Based in the Austin, Texas area, Volcon was founded as the first all-electric power sports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits but also because of their near-silent operation, which allows for a more immersive outdoor experience.

Volcon's vehicle roadmap includes both motorcycles and UTVs. Its first product, the innovative Grunt, began shipping to customers in late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. The Volcon Grunt EVO, an evolution of the original Grunt with a belt drive, an improved suspension, and seat, began shipping to customers in October 2023. The Brat is Volcon’s first foray into the wildly popular eBike market for both on-road and off-road riding and is currently being delivered to dealers across North America. Volcon debuted the Stag in July 2022 and entered the rapidly expanding UTV market and shipped its first production unit in February 2024. The Stag empowers the driver to explore the outdoors in a new and unique way that gas-powered UTVs cannot. The Stag offers the same thrilling performance of a standard UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

NON-GAAP RECONCILIATION

We believe presenting adjusted EBITDA provides management and investors consistency and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations to overall performance.

3

The following table reconciles net loss to adjusted EBITDA for the three months ended March 31, 2024, December 31, 2023, and September 30, 2023:

Adjusted EBITDA	3 Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023
Net loss	$(26,048,044)	$(3,415,652)	$(11,327,896)
Share-based compensation (benefit) expense	(1,922)	404,568	540,528
Depreciation and amortization expense	97,720	75,405	67,178
Interest expense	329,968	451,266	1,135,089
Loss from conversion and exchange of convertible notes	1,647,608	–	–
Issuance costs	–	1,444,547	–
Loss (gain) on change in fair value of derivative liabilities	19,838,987	(8,365,424)	684,994
Adjusted EBITDA	$(4,135,683)	$(9,405,290)	$(8,900,107)

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, whether the Company will be able to satisfy the Nasdaq continued listed criteria before June 24, 2024, whether the Company can increase production of the Stag to meet expected deliveries to customers, and whether the Company will successfully expand its U.S dealership network. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website, www.sec.gov.

4